UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 9, 2007

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd, Suite 500, Chattanooga, TN 37421-6000
(Address of principal executive office, including zip code)

423.855.0001
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

CBL & Associates Properties, Inc. (“CBL”) announced on August 9, 2007, that it has entered into two definitive agreements with the Westfield Group (“Westfield”) involving four malls located in the St. Louis, MO area. The first agreement provides for Westfield to contribute three malls to CW Joint Venture, LLC (“the JV”), a CBL-controlled joint venture. CBL will also contribute six malls and three associated centers to the JV.

The second agreement provides for CBL to directly acquire the fourth mall, Chesterfield Mall, from Westfield. CBL will also contribute this mall to the JV.

The total value of the three malls to be contributed by Westfield plus the mall to be acquired by CBL is approximately $1.03 billion. CBL, either independently or through the JV, will assume total debt of approximately $460.0 million with a weighted average fixed interest rate of 5.73% secured by the four Westfield malls and will pay approximately $154.6 million in cash, consisting of $152.6 million to Westfield plus $2.0 million of transaction costs. In addition, Westfield will receive approximately $420.0 million of perpetual preferred joint venture units (“PJV units”) of the JV.

The PJV units of the JV will pay an annual preferred distribution at a rate of 5.0%. CBL will have the right, but not the obligation, to purchase the PJV units following the fifth anniversary of closing at liquidation value, plus accrued and unpaid distributions. CBL will be responsible for management and leasing of the JV’s properties and will own all of the common units of the JV, entitling it to receive 100% of the JV’s cash flow after operating expenses, PJV unit distributions and debt service payments.

The transaction is expected to close within 90 days.

The press release announcing this transaction is attached as exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Exhibits

99.1	Press Release – CBL Gains Control of Four Leading St. Louis Area Regional Malls in Transactions with the Westfield Group

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ John N. Foy
John N. Foy
Vice Chairman of the Board, Chief Financial Officer and Treasurer

Date: August 15, 2007